No. 70-7561

               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON,  D. C.  20549

                _________________________________

                 Post Effective Amendment No. 10
                             to the
                           Form U-1/A
               __________________________________

                    APPLICATION - DECLARATION
                              Under
         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                _________________________________

System Energy Resources, Inc.    Entergy Corporation
1340 Echelon Parkway             639 Loyola Avenue
Jackson, Mississippi 39213       New Orleans, Louisiana
Telephone:  601-368-5000         70113
                                 Telephone:  504-529-5262

Entergy Arkansas, Inc.           Entergy Louisiana, Inc.
(formerly Arkansas Power & Light (formerly Louisiana Power
Company)                         & Light
425 West Capitol Avenue            Company)
Little Rock, Arkansas  72201     639 Loyola Avenue
Telephone:  501-377-4000         New Orleans, Louisiana
                                 70113
                                 Telephone:  504-576-4000

Entergy Mississippi, Inc.        Entergy New Orleans, Inc.
(formerly Mississippi Power &    (formerly New Orleans
Light)                           Public Service
  Company                          Inc.)
308 E. Pearl Street              639 Loyola Avenue
Jackson, Mississippi  39201      New Orleans, Louisiana
Telephone:  601-969-2311         70113
                                 Telephone:  504-576-4000



     (Names of companies filing this statement and addresses
                 of principal executive offices)

               __________________________________

                       ENTERGY CORPORATION

             (Name of top registered holding company
             parent of each applicant or declarant)

                _________________________________

                      William J. Regan, Jr.
                  Vice President and Treasurer
       System Energy Resources, Inc., Entergy Corporation,
        Entergy Arkansas, Inc., Entergy Louisiana, Inc.,
     Entergy Mississippi, Inc. and Entergy New Orleans, Inc.
                        639 Loyola Avenue
                  New Orleans, Louisiana  70113

             (Name and address of agent for service)

              _____________________________________

         The Commission is also requested to send copies of communications in connection with this matter to:


            Laurence M. Hamric, Esq.  J. T. Hood, Esq.
            Ann G. Roy, Esq.          Reid & Priest LLP
            Entergy Services, Inc.    40 West 57th Street
            639 Loyola Avenue         New York, New York
            New Orleans, Louisiana    10019
            70113

Item 1.   Description of Proposed Transaction

       The  information  added  to  Item  1  of  the  Application
Declaration  in  this  proceeding,  as  previously  amended   and
supplemented by Post Effective Amendment No. 9, is hereby further amended in its entirety to read as follows:

       "System Energy Resources, Inc. ("System Energy") was previously authorized in this proceeding (HCAR No. 24791, December 23, 1988) to enter into two separate but identical arrangements for the sale and leaseback of undivided portions of its interest in Unit No. 1 of the Grand Gulf Steam Electric
Generating Station. These transactions were consummated on December 28, 1988. In connection with the equity funding of the arrangements, financial support in the form of letters of credit were required to be maintained to secure the payment to the equity investors (Owner Participants) of certain amounts (Net Casualty Value) that may be payable by System Energy under the respective leases from time to time.

       The initial letters of credit, in an aggregate amount of $128,126,450, were provided by The Fuji Bank, Limited pursuant to a Reimbursement Agreement, dated as of December 1, 1988. In 1991, pursuant to further order of the Commission in this proceeding (HCAR No. 25241, January 11, 1991), the initial letters of credit were canceled and replaced by new letters of credit, in an aggregate principal amount of $145,751,800, issued by The Bank of Tokyo, Ltd., Los Angeles Agency ("The Bank of Tokyo") pursuant to a First Amendment and Agreement to the Reimbursement Agreement, dated as of January 11, 1991. In 1993, pursuant to further order of the Commission in this proceeding (HCAR No. 25944, December 10, 1993), the letters of credit issued in 1991 were canceled and replaced by new letters of credit, in an aggregate principal amount of $165,164,950, issued by The Bank of Tokyo pursuant to a Second Amendment and Agreement to the Reimbursement Agreement, dated as of December 17, 1993 (as so amended, the "Reimbursement Agreement"). The letters of credit issued in 1993 are scheduled to expire on January 15, 1997.

       As a condition to the issuance of the letters of credit, System Energy was required to assign, for the benefit of the letter of credit bank, the administrating bank and the participating banks, its rights under (a) the Availability Agreement, dated as of June 21, 1974, as amended ("Availability Agreement"), among System Energy, Entergy Arkansas, Inc., ("Arkansas"), Entergy Louisiana, Inc. ("Louisiana"), Entergy Mississippi, Inc. ("Mississippi") and Entergy New Orleans, Inc. ("New Orleans") (Arkansas, Louisiana, Mississippi and New Orleans collectively being referred to as the "System Operating Companies") and (b) the Capital Funds Agreement, dated as of June 21, 1974, as amended ("Capital Funds Agreement"), between System Energy and Entergy Corporation ("Entergy").

       In connection with the 1991 replacement of the letters of credit, the Commission issued a public notice (HCAR No. 25192, November 23, 1990) that System Energy proposed, during the basic terms of the leases, to further extend, increase the amount of and/or change the pricing terms of subsequent letters of credit, subject to further Commission authorization. Specifically, System Energy proposed to (1) increase the letters of credit to an aggregate amount not in excess of $200,578,150; (2) pay fronting and annual fees to the bank providing the letters of credit and other participating banks in any amount not in excess of an aggregate of 1.4375% per annum; (3) change the identity of the letter of credit bank, administrating bank and any participating  bank; (4) extend the letters  of  credit  and  the
Reimbursement Agreement in any increments of time to July 15, 2015; (5) enter into one or more additional assignments, for the benefit of the letter of credit bank, the administrating bank and the participating banks, of System Energy's rights under the Availability Agreement and the Capital Funds Agreement pursuant to the terms of one or more additional assignments and supplementary agreements (the System Operating Companies and Entergy to consent to join in the respective agreements to which they are parties); and (6) to pay arrangement fees in connection with each such extension or increase in amounts not in excess of
2.5 % of the highest amount of the revised letter of credit in question. The Commission issued a further public notice on November 12, 1993 (HCAR No. 25925).

       In anticipation of the expiration of the existing letters of credit, System Energy is seeking authorization herein to replace them with new letters of credit, the terms of which will be within the parameters set forth above and will be reported to the Commission by a certificate pursuant to Rule 24 under the Public Utility Holding Company Act of 1935, as amended (the "Act"). System Energy is further seeking authorization herein, during the basic terms of the leases, to extend, increase the amount of and /or change the pricing terms of subsequent letters of credit without further Commission authorization. The terms of any subsequent letters of credit will be within the parameters set forth above and will be reported to the Commission by certificates pursuant to Rule 24 under the Act.

      In connection with the issuances of any replacement letters of credit, (a) System Energy and the banks will enter into reimbursement agreements or further amendments to the Reimbursement Agreement, and (b) System Energy and the System Operating Companies may enter into one or more additional assignments of the Availability Agreement and System Energy and Entergy may enter into one or more additional assignments of the Capital Funds Agreement, in each case, to provide further security for System Energy's reimbursement obligations to the letter of credit bank, the administrating bank and the participating banks."

Item 2.   Fees, Commissions and Expenses

       The fees, commissions and expenses to be paid or incurred in connection with the transactions proposed herein will not deviate materially from fees, commissions and expenses customarily incurred in similar transactions by other public utility companies. The Applicants-Declarants will disclose such fees, commissions and expenses in certificates pursuant to Rule 24 under the Act.

Item 5.   Procedure

        The   Applicants-Declarants  hereby  request   that   the
Commission's supplemental order authorizing the transactions proposed herein be issued as soon as practicable.

        The Applicants-Declarants hereby waive a recommended decision by a hearing officer of the Commission; agree that the Staff of the Division of Investment Management may assist in the preparation of the Commission's decision; and request that there be no waiting period between the issuance of the Commission's order and the date on which it is to become effective.

                           SIGNATURES

Pursuant  to  the  requirements of  the  Public  Utility  Holding

Company  Act of 1935, the undersigned companies have duly  caused this  amendment  to be signed on their behalf by the  undersigned thereunto duly authorized.


                    ENTERGY CORPORATION
                    SYSTEM ENERGY RESOURCES, INC.
                    ENTERGY ARKANSAS, INC.
                    ENTERGY LOUISIANA, INC.
                    ENTERGY MISSISSIPPI, INC.
                    ENTERGY NEW ORLEANS, INC.




                    By:       /s/William J. Regan, Jr.
                              William J. Regan, Jr.
                              Vice President and Treasurer


Dated: October 22, 1996